Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2020 Earnings

o	On a GAAP basis, total sales declined 6%, net income was $8 million, and EPS was $0.12
o	Comparable store sales decreased 11%, with significant improvement coming out of August
o	On a Non-GAAP basis, Adjusted EPS was $0.29
o	Gross margin increased significantly to 45.0%, a 260 basis point improvement versus last year
o	Unrestricted cash and total liquidity were approximately $1.3 billion and $1.6 billion, respectively, at the end of the third quarter

BURLINGTON, New Jersey; November 24, 2020 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the third quarter ended October 31, 2020.

Michael O’Sullivan, CEO, stated, “We were pleased with the progress we made in the third quarter. After a challenging start in August, our comparable store sales trend improved significantly to minus 4% in the combined September and October period. During the quarter, there were early signs of progress with our Burlington 2.0 Off-Price Full Potential Strategy, as we chased the sales trends, took advantage of great opportunistic buys, and turned our inventories rapidly.  We were able to drive sales and also achieve a very healthy gross margin.”

Mr. O’Sullivan continued, “Unfortunately, the outlook remains uncertain and unpredictable – in fact the situation across the country with COVID-19 appears to be deteriorating. The fourth quarter has gotten off to a weak start with November month-to-date comparable store sales running down in the low double digits. In this uncertain environment, we will continue to plan and manage our business conservatively. We have significant liquidity, and we will use this to maintain our flexibility to react to the trend, as well as to opportunistically build our reserve inventory.”

Fiscal 2020 Third Quarter Operating Results (for the 13 week period ended October 31, 2020 compared with the 13 week period ended November 2, 2019)

•	Total sales decreased 6% to $1,665 million, and comparable store sales declined 11%. While sales trends were challenging in August due to deficient inventory levels and delayed back to school purchases, comparable store sales trends improved significantly in the combined September and October time period as inventory levels recovered to more appropriate levels at the end of August and back to school demand improved, particularly in September.

•	Gross margin rate was 45.0% vs. last year’s rate of 42.4%; this improvement was driven by a combination of lower markdowns and higher markup, which were partially offset by higher freight costs.
•

Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $144 million in the third quarter vs. $90 million in last year’s third quarter. Product sourcing costs include the costs of processing goods through our supply chain and buying costs. The increase in product sourcing costs was driven primarily by higher supply chain costs, due to higher wages and hiring incentives.

•

SG&A increased $62 million to $645 million for the third quarter of Fiscal 2020. Adjusted SG&A was $495 million vs. $486 million last year, due to higher store related and corporate costs, partially offset by lower marketing expense.

•

The effective tax rate was 65.3% vs. 19.2% in last year’s third quarter.  The Adjusted Effective Tax Rate was 49.7% vs. last year’s third quarter Adjusted Effective Tax Rate of 19.6%. The increase in the Adjusted Effective Tax Rate was primarily related to the decreased benefit recorded from estimated net operating losses carried back to five prior tax years, as permitted under the CARES Act.

•

Net income was $8 million, or $0.12 per share vs. net income of $96 million, or $1.44 per share for the third quarter last year, and Adjusted Net Income represented a profit of $20 million, or $0.29 per share vs. $103 million, or $1.53 per share last year. This decrease in Adjusted Net Income was due primarily to the decline in sales and higher product sourcing costs, in each case driven by the disruptions related to the COVID-19 pandemic.

•

Diluted shares outstanding amounted to 66.7 million at the end of the quarter compared with 67.2 million at the end of last year’s third quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, prior to its suspension, which is discussed in more detail below. From the end of the third quarter of Fiscal 2019 through the suspension of our share repurchase program announced on March 19, 2020, the Company repurchased approximately 0.6 million shares under the program.

•

Adjusted EBITDA decreased $79 million from last year’s third quarter to $114 million. Adjusted EBIT decreased $81 million below the prior year period to $59 million. The decrease in Adjusted EBIT was driven by the same factors described above that drove the decline in Adjusted Net Income.

First Nine Months Fiscal 2020 Results

•       Total sales decreased 31% compared to the first nine months of Fiscal 2019. Net (loss) income decreased 244% compared to the prior year period to $(372) million, or $(5.66) per share vs. $3.84 per share last year. Adjusted EBIT decreased by 235%, or $882 million compared to last year, to $(506) million.  Adjusted Net (loss) Income of $(333) million was down 219% vs. last year, while Adjusted EPS was $(5.05) per share vs. $4.15 per share in the prior year period.

Inventory

•

Merchandise inventories were $867 million vs. $1,004 million last year, a 14% decrease, while comparable store inventories declined 20%. The decrease was driven by the Company’s conservative approach to inventory planning due to uncertain consumer demand during the pandemic. Reserve Inventory, which includes all inventory that is being stored for release either later in the season, or in a subsequent season, was 25% of total inventory at the end of the third quarter of Fiscal 2020 compared to 19% at the end of the third quarter of Fiscal 2019.

Liquidity

•

The Company ended the third quarter with $1,641 million in liquidity, including $1,349 million in unrestricted cash and $292 million in availability on its ABL facility, which continues to have $250 million remaining outstanding at the end of the third quarter.

Share Repurchase Activity

•

The Company suspended its share repurchase program on March 19, 2020. As of the end of the third quarter, the Company’s share repurchase program, which remains suspended, had $348 million in remaining authorization.

Outlook

Given the uncertainty surrounding the pace of the recovery of consumer demand, the Company’s sales and earnings guidance for Fiscal 2020 (the 52-weeks ending January 30, 2021) remains suspended at this time.

The following Fiscal 2020 guidance items have been re-issued or updated:

•	Capital expenditures, net of landlord allowances, are now expected to be approximately $245 million, which had been reduced at the end of the first quarter from the original outlook of $400 million;
•	The Company still expects to open 62 new stores, while now relocating or closing 28 stores, for a total of 34 net new stores in Fiscal 2020;
•	Depreciation & amortization, exclusive of favorable lease costs, is now expected to be approximately $225 million; and
•	Interest expense, net of non-cash interest of $24 million on convertible notes, is now expected to be approximately $75 million.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Third Quarter 2020 Conference Call

The Company will hold a conference call on November 24, 2020 at 8:30 a.m. Eastern Time to discuss the Company’s third quarter results. The U.S. toll-free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on November 24, 2020 through December 1, 2020. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 2588077. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2019 net sales of $7.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 769 stores  as of the end of the third quarter of Fiscal 2020, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend and our liquidity position and inventory plans, as well as statements made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; pandemics, including the duration of the COVID-19 pandemic and actions taken to slow its spread and the related impact on consumer confidence and spending; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations;

restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
REVENUES:
Net sales	$1,664,728	$1,774,949	$3,472,606	$5,059,860
Other revenue	2,507	6,634	8,480	17,939
Total revenue	1,667,235	1,781,583	3,481,086	5,077,799
COSTS AND EXPENSES:
Cost of sales	915,847	1,022,912	2,245,581	2,954,651
Selling, general and administrative expenses	645,278	583,641	1,621,964	1,632,862
Costs related to debt issuances and amendments	(719)	—	3,633	(375)
Depreciation and amortization	54,984	52,729	163,679	155,631
Impairment charges - long-lived assets	2,575	—	5,575	—
Other income - net	(1,290)	(9,264)	(4,236)	(13,017)
Loss on extinguishment of debt	—	—	202	—
Interest expense	27,456	12,149	70,508	38,954
Total costs and expenses	1,644,131	1,662,167	4,106,906	4,768,706
Income (loss) before income tax expense (benefit)	23,104	119,416	(625,820)	309,093
Income tax expense (benefit)	15,088	22,957	(253,327)	50,302
Net income (loss)	$8,016	$96,459	$(372,493)	$258,791

Diluted net income (loss) per common share	$0.12	$1.44	$(5.66)	$3.84

Weighted average common shares - diluted	66,720	67,159	65,867	67,387

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	October 31,	February 1,	November 2,
	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,348,691	$403,074	$140,514
Restricted cash and cash equivalents	6,582	6,582	6,582
Accounts receivable—net	72,728	91,508	117,493
Merchandise inventories	866,986	777,248	1,004,386
Assets held for disposal	—	2,261	—
Prepaid and other current assets	339,874	136,698	146,170
Total current assets	2,634,861	1,417,371	1,415,145
Property and equipment—net	1,442,358	1,403,173	1,375,484
Operating lease assets	2,465,387	2,397,111	2,338,179
Goodwill and intangible assets—net	285,649	285,795	285,844
Deferred tax assets	4,596	4,678	4,066
Other assets	75,945	85,731	88,869
Total assets	$6,908,796	$5,593,859	$5,507,587

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$920,944	$759,107	$888,434
Current operating lease liabilities	293,765	302,185	293,756
Other current liabilities	522,122	397,032	422,154
Current maturities of long term debt	3,815	3,577	3,302
Total current liabilities	1,740,646	1,461,901	1,607,646
Long term debt	2,169,495	1,001,723	982,348
Long term operating lease liabilities	2,396,315	2,322,000	2,258,130
Other liabilities	111,019	97,798	96,249
Deferred tax liabilities	204,745	182,288	171,626
Stockholders' equity	286,576	528,149	391,588
Total liabilities and stockholders' equity	$6,908,796	$5,593,859	$5,507,587

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	October 31,	November 2,
	2020	2019
OPERATING ACTIVITIES
Net (loss) income	$(372,493)	$258,791
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	163,679	155,631
Deferred income taxes	(19,503)	(1,484)
Non-cash loss on extinguishment of debt	202	—
Non-cash stock compensation expense	43,451	30,542
Non-cash lease expense	1,617	10,905
Cash received from landlord allowances	26,043	36,006
Changes in assets and liabilities:
Accounts receivable	44,551	(27,441)
Merchandise inventories	(89,739)	(50,709)
Accounts payable	161,317	36,014
Other current assets and liabilities	(118,079)	29,345
Long term assets and liabilities	5,479	3,362
Other operating activities	36,538	(4,089)
Net cash (used in) provided by operating activities	(116,937)	476,873
INVESTING ACTIVITIES
Cash paid for property and equipment	(214,437)	(259,699)
Lease acquisition costs	—	(959)
Proceeds from insurance recoveries related to property and equipment	—	5,131
Other investing activities	(897)	(521)
Net cash (used in) investing activities	(215,334)	(256,048)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	400,000	1,294,400
Principal payments on long term debt—ABL Line of Credit	(150,000)	(1,294,400)
Proceeds from long term debt—Convertible Note	805,000	—
Proceeds from long term debt—Secured Note	300,000	—
Purchase of treasury shares	(62,802)	(236,023)
Other financing activities	(14,310)	28,138
Net cash provided by (used in) financing activities	1,277,888	(207,885)
Increase in cash, cash equivalents, restricted cash and restricted cash equivalents	945,617	12,940
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	409,656	134,156
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,355,273	$147,096

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income (Loss) is defined as net income (loss), exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; (vi) non-cash interest expense on convertible notes; (vii) costs related to closing the e-commerce store; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income (Loss).

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs, amounts related to certain litigation matters and costs related to closing the e-commerce store.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (g) in the table below).

The Company presents Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted Net Income (Loss) and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Reconciliation of net income (loss) to Adjusted Net Income (Loss):
Net income (loss)	$8,016	$96,459	$(372,493)	$258,791
Net favorable lease costs (a)	5,776	8,355	18,402	28,262
Non-cash interest expense on convertible notes (b)	7,542	—	16,295	—
Costs related to debt issuances and amendments (c)	(719)	—	3,633	(375)
Loss on extinguishment of debt (d)	—	—	202	—
Impairment charges	2,575	—	5,575	—
Litigation accruals (e)	—	—	20,788	—
E-commerce closure (f)	556	—	1,526	—
Tax effect (g)	(4,209)	(2,140)	(26,634)	(7,070)
Adjusted Net Income (Loss)	$19,537	$102,674	$(332,706)	$279,608
Diluted weighted average shares outstanding (h)	66,720	67,159	65,867	67,387
Adjusted Earnings per Share	$0.29	$1.53	$(5.05)	$4.15

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$8,016	$96,459	$(372,493)	$258,791
Interest expense	27,456	12,149	70,508	38,954
Interest income	(163)	(103)	(1,178)	(496)
Loss on extinguishment of debt (d)	—	—	202	—
Costs related to debt issuances and amendments (c)	(719)	—	3,633	(375)
Litigation accruals (e)	—	—	20,788	—
E-commerce closure(f)	556	—	1,526	—
Depreciation and amortization (i)	60,712	61,035	181,934	183,570
Impairment charges	2,575	—	5,575	—
Income tax expense (benefit)	15,088	22,957	(253,327)	50,302
Adjusted EBITDA	$113,521	$192,497	$(342,832)	$530,746

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Reconciliation of net income (loss) to Adjusted EBIT:
Net income (loss)	$8,016	$96,459	$(372,493)	$258,791
Interest expense	27,456	12,149	70,508	38,954
Interest income	(163)	(103)	(1,178)	(496)
Loss on extinguishment of debt (d)	—	—	202	—
Costs related to debt issuances and amendments (c)	(719)	—	3,633	(375)
Net favorable lease costs (a)	5,776	8,355	18,402	28,262
Impairment charges	2,575	—	5,575	—
Litigation accruals (e)	—	—	20,788	—
E-commerce closure(f)	556	—	1,526	—
Income tax expense (benefit)	15,088	22,957	(253,327)	50,302
Adjusted EBIT	$58,585	$139,817	$(506,364)	$375,438

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
Reconciliation of SG&A to Adjusted SG&A:	2020	2019	2020	2019
SG&A	$645,278	$583,641	$1,621,964	$1,632,862
Favorable lease costs (a)	(5,727)	(8,306)	(18,255)	(27,939)
Product sourcing costs	(143,525)	(89,550)	(290,289)	(250,261)
Litigation accruals (e)	—	—	(20,788)	—
E-commerce closure (f)	(556)	—	(1,526)	—
Adjusted SG&A	$495,470	$485,785	$1,291,106	$1,354,662

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Effective tax rate on a GAAP basis	65.3%	19.2%	40.5%	16.3%
Adjustments to arrive at Adjusted Effective Tax Rate	(15.6)	0.4	—	0.7
Adjusted Effective Tax Rate	49.7%	19.6%	40.5%	17.0%

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statement of Income (Loss).

(b)	Represents non-cash accretion of original issue discount on convertible notes.
(c)	Represents certain costs incurred as a result of the issuance of secured notes and convertible notes, as well as the execution of refinancing opportunities.
(d)	Amounts relate to the refinancing of the Term Loan Facility.
(e)	Represents amounts charged for certain litigation matters.
(f)	Represents costs related to the closure of our e-commerce store.
(g)

Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (f).  The effective tax rate includes the benefit of loss carrybacks to prior years with higher statutory tax rates.

(h)	Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.
(i)

Includes $5.7 million and $18.3 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income (Loss) for the three and nine months ended October 31, 2020 and $8.3 million and $27.9 million for the three and nine months ended November 2, 2019, respectively.